SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 8-K


Current Report


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  January 20, 1999


CATERPILLAR INC.
(Exact name of registrant as specified in its charter)


Delaware
(State or other jurisdiction of incorporation)


1-768
(Commission File Number)


37-0602744
(IRS Employer I.D. No.)


100 NE Adams Street, Peoria, Illinois
(Address of principal executive offices)


61629
(Zip Code)


Registrant's telephone number, including area code:  (309) 675-1000


Item 5.  Other Events



         CATERPILLAR REPORTS HIGHEST EVER SALES AND REVENUES;
                      SECOND MOST PROFITABLE YEAR
       SALES AND REVENUES SET A NEW RECORD FOR A FOURTH QUARTER

     PEORIA, Ill. -- Caterpillar Inc. (NYSE: CAT) reported highest ever sales and revenues and its second most profitable year. Sales and revenues of $20.98 billion rose $2.05 billion (approximately $850 million from Perkins), 11% over 1997's record of $18.93 billion.
Profit of $1.51 billion was $152 million, 9% less than 1997's record of $1.67 billion. Continued spending for growth initiatives, including the impact of Perkins, more than offset the additional profit associated with higher sales and revenues. Profit per share of $4.11 was down 6% from the 1997 record of $4.37, and continues to benefit from the company's share repurchase programs.
     Fourth-quarter sales and revenues of $5.41 billion were a fourth-quarter record and were up 4% from fourth-quarter 1997. A 37% increase in Financial Products revenues and the additional sales provided by Perkins were partially offset by lower sales in other areas. Profit of $301 million was down 33% from the fourth-quarter record set in 1997 and profit per share of $.83 was down 31%. The profit from the higher sales and revenues was more than offset by lower margin rates and continued spending for growth initiatives.
     Caterpillar Chairman and CEO Donald V. Fites said the past year again demonstrates that Caterpillar's people, structure and culture react swiftly and decisively in a world of rapid and dynamic change.
     "Despite the serious economic downturn in Asia, 1998's record sales and solid profit performance reflect the strength and diversity of a growing product line, an expanding customer base throughout the world and continued impressive growth in the non-traditional areas of our business. We are well positioned and prepared for continued success and growth," Fites said.

                              HIGHLIGHTS


1998 COMPARED WITH 1997
     * Sales and revenues of $20.98 billion, the highest ever, rose 11%. Revenues from Financial Products increased 33%. Sales inside the United States were 51% of worldwide sales compared with 49% a year ago.
     * Profit of $1.51 billion was down 9%.
     * Profit per share of $4.11 was down 6%.
     * Dividends were increased 20% in June and have now been increased in each of the last five years.
     * 11.6 million shares were repurchased during the year.


FOURTH-QUARTER 1998 COMPARED WITH FOURTH-QUARTER 1997
     * Sales and revenues of $5.41 billion, the highest ever for a fourth quarter, rose 4%. Revenues from Financial Products increased 37% and were also the highest ever. Sales inside the United States were 49% of worldwide sales compared with 45% a year ago.
     * Profit of $301 million was down 33%.
     * Profit per share of $.83 was down 31%.
     * 1.6 million shares were repurchased during the fourth quarter under the program announced in October 1998 to reduce the number of shares outstanding to 320 million within the next three to five years. On December 31, 1998 there were 357.2 million shares outstanding.



OUTLOOK

     We expect 1999 sales and revenues to be slightly below 1998.
Profit for 1999 is expected to be moderately lower. (Complete outlook begins on page 13.)

                           DETAILED ANALYSIS

1998 COMPARED WITH 1997
     Sales and revenues of $20.98 billion rose $2.05 billion (approximately $850 million from Perkins), 11% over 1997's record of $18.93 billion. Profit of $1.51 billion was $152 million, 9% less than 1997's record of $1.67 billion. Continued spending for growth initiatives, including the impact of Perkins, more than offset the additional profit associated with higher sales and revenues. Profit per share of $4.11 was down 6% from the 1997 record of $4.37, and continues to benefit from the company's share repurchase programs.

MACHINERY AND ENGINES
                                   Sales Table

 (Millions of            North          Latin   Asia/
   dollars)      Total  America  EAME** America Pacific

1998
Machinery Sales $13,448  $8,352 $2,871 $1,252   $973
Engine Sales *    6,524   3,097  2,134    666    627
                $19,972 $11,449 $5,005 $1,918 $1,600

1997
Machinery Sales $13,350  $7,606 $2,714 $1,252 $1,778
Engine Sales *    4,760   2,526  1,088    450    696
                $18,110 $10,132 $3,802 $1,702 $2,474


 * Does not include internal engine sales of $1,268 million and $1,162 million in 1998 and 1997, respectively. Internal engine sales are valued at prices comparable to those for unrelated parties.

** Europe, Africa & Middle East and Commonwealth of
   Independent States


     Machinery sales were $13.45 billion, an increase of $98 million from 1997. The improvement resulted from an increase in physical volume as higher sales to end users and dealer rental fleets more than offset a slowdown in dealer inventory accumulation. Price realization was lower as price increases taken over the past year were more than offset by higher discounting and the effect of the stronger dollar on sales denominated in currencies other than U.S. dollars.
     Sales were higher in all regions of the world except Asia/Pacific where severe recessions resulted in lower industry demand and a large reduction in dealer inventories. Sales in North America were particularly strong reflecting good economic and industry growth as well as an increase in dealer inventory levels. Sales were up in both the United States and Canada. Sales were higher in Europe due to improved industry demand. In contrast, low commodity prices and sluggish economic growth kept sales in Africa & Middle East at 1997 levels. Latin America began the year with considerable momentum. However, a sharp economic downturn brought on by higher interest rates and government spending cuts kept sales at last year's levels.

     Engine sales were $6.52 billion, an increase of $1.76 billion or 37%. Excluding Perkins, sales were up $910 million or 19%. The increase was due primarily to higher physical volume resulting from improved end-user and Original Equipment Manufacturer (OEM) demand. Price realization was about the same.
     Sales excluding Perkins were up in all regions except Asia/Pacific, although turbine sales in developing Asia were higher despite the severe downturn. Sales in North America were up reflecting the strong on-highway truck market as well as increased demand for other applications. Sales also were higher in Latin America with increases in petroleum, power generation and marine applications.
Sales in Europe, Africa & Middle East and Commonwealth of Independent States (EAME) were up due primarily to higher demand for petroleum and power generation applications.


Operating Profit Table

  (Millions of dollars)      1998     1997
Machinery Operating Profit   $1,584  $1,808
Engine Operating Profit         504     468
                             $2,088  $2,276


 Caterpillar operations are highly integrated;
 therefore, the company uses a number of
 allocations to determine lines of business operating profit.


     Machinery operating profit decreased $224 million, or 12% from 1997. Margin (sales less cost of goods sold) was about the same, as the benefit from higher sales was mostly offset by higher fixed manufacturing costs and an unfavorable change in product sales mix.
The unfavorable impact of the stronger dollar on sales was mostly offset by a favorable impact on costs. Selling, general, and administrative and research and development expenses were higher in support of major growth initiatives.
     Engine operating profit increased $36 million, or 8% from 1997. Margin (sales less cost of goods sold) increased due to the higher sales volume but was unfavorably impacted by higher fixed manufacturing costs (primarily due to Perkins) and an unfavorable change in product sales mix. Selling, general, and administrative and research and development expenses were higher in support of major growth initiatives, including Perkins.

     Interest expense was $45 million higher than a year ago due to higher average debt levels to support the Perkins acquisition and increased working capital needs.

     Other income/expense was income of $46 million compared with income of $153 million last year. The decrease was mostly due to the discounts taken on the sales of trade receivables to Caterpillar Financial Services Corporation (Cat Financial). Discounts taken on this revolving sale of receivables to Cat Financial are reflected in Machinery and Engines as other expense. Revenues offsetting these discounts as well as the related borrowing costs are reflected in Financial Products.

FINANCIAL PRODUCTS
     Revenues were a record $1.12 billion, up $278 million or 33% compared with 1997. The increase was primarily due to Cat Financial's portfolio growth, resulting from record new retail business and the purchase of trade receivables from Caterpillar Inc.

     Selling, general, and administrative expenses were up $53 million, principally the result of record new business levels which increased provision for credit losses and depreciation on leased equipment.
Other increases due to growth were partially offset by favorable reserve adjustments at Caterpillar Insurance Co. Ltd. (Cat Insurance).

     Interest expense was $128 million higher because of increased borrowings to support the larger portfolio.

INCOME TAXES
     1998 tax expense reflects an effective tax rate of 31% and includes a favorable adjustment to recognize deferred tax assets at certain European subsidiaries. The 1997 effective tax rate was 33%.

UNCONSOLIDATED AFFILIATED COMPANIES
     The company's share of unconsolidated affiliated companies' profit was $4 million, down $44 million from a year ago. The major factor for the decrease was less favorable results at Shin Caterpillar Mitsubishi Ltd.



SUPPLEMENTAL INFORMATION

Dealer Machine Sales to End Users and Deliveries to Dealer Rental
Operations
     Sales and deliveries in North America were up in 1998 due to higher industry demand. The United States economy registered very good growth with Gross Domestic Product (GDP) increasing about 3.7%, significantly faster than the 2.0%-2.5% threshold required for industry expansion. Residential construction was exceptionally strong all year. Canada started the year with strength, but lower commodity prices and higher interest rates to defend the Canadian dollar caused a sharp mid-year deceleration in the economy. In total, sales to end users rose in all key construction sectors as well as nonmetals mining, petroleum, agriculture and solid waste. Sales to end users fell in metals and coal mining and in industrial as well as forestry applications. Deliveries to dealer rental operations continued to rise.
     Sales and deliveries in the EAME region also were up in 1998 due to higher industry demand and an improvement in share of industry sales. GDP growth in Europe was near 3% resulting in better industry demand, although the United Kingdom represented an important exception as high interest rates and a strong currency depressed the economy. Sales to users were higher in Germany, France, Spain and Italy but lower in the United Kingdom. In Africa & Middle East low commodity prices, sluggish growth and spending reductions led to lower industry demand and slightly lower sales to users. Sales to users were higher in United Arab Emirates, about the same in Turkey, and lower in South Africa and Egypt. In the Commonwealth of Independent States sales were lower due to severe recession in Russia and economic difficulties in other countries. For the region as a whole, sales to users were higher for construction applications as well as metals and nonmetals mining.
     Sales and deliveries in Latin America were higher for the year despite a decline in the second half. In the first half, good economic growth led to strong industry demand and higher sales. In August, however, countries throughout the region raised interest rates and cut spending to defend their currencies. These actions along with low commodity prices led to slower growth for most countries, recession in Brazil and lower industry demand. For the year as a whole, sales to users rose in Brazil, Mexico and Argentina, but fell in Colombia, Chile and Peru. Sales to users were higher for construction applications, but lower for commodity applications, particularly metals mining.
     Sales and deliveries in Asia/Pacific were down considerably due to severe recessions in Southeast Asia, Korea and Japan. Economic contraction, currency depreciation, high interest rates, government spending reductions and high levels of uncertainty led to a very significant decline in sales to end users in Southeast Asia and Korea. In Japan, industry demand continued to fall as low interest rates and government spending failed to pull the economy out of recession. Economic growth in China slowed but a large government spending initiative combined with lower interest rates bolstered the economy and led to higher sales to users. Good growth continued in Australia leading to higher industry demand and sales to users. For the Asia/Pacific region as a whole, sales to users were lower in all key construction and commodity sectors.

Dealer Inventories of Machines
     Worldwide dealer new machine inventories at year end were about flat compared to year-end 1997 and moderately above normal relative to current selling rates. Higher inventories in North America, EAME and Latin America offset a large decline in Asia/Pacific. At year end inventories compared with current selling rates were about normal in EAME and Asia/Pacific. Inventories in North America were moderately above normal compared with current selling rates as dealers took advantage of special financing and inventory programs to improve product availability for the 1999 selling season. There was also some build up in anticipation of reloading rental fleets. Inventories in Latin America were significantly above current selling rates as sales fell more sharply than anticipated in the fourth quarter.

Engine Sales to End Users and OEMs (excluding Perkins)
     Sales in North America were up due to higher industry demand and an increased share of industry sales. The on-highway truck market was particularly strong. Sales were also higher in other applications including petroleum, power generation, marine and industrial. Sales of both reciprocating and turbine engines were higher. Sales were up in Canada as well as the United States.
     Sales in EAME also were up. In Europe good economic growth led to higher sales of reciprocating engines for most applications, especially power generation. In Africa & Middle East sales of turbines were higher for oil and natural gas projects. For the region as a whole, both reciprocating engine and turbine sales were up with gains in all applications except marine.
     Sales in Latin America were higher for the year despite the second-half economic slowdown. Significantly higher sales of turbines for oil and natural gas applications accounted for the increase.
     Sales in Asia/Pacific were down reflecting severe economic recession in Southeast Asia, Korea and Japan. Sales were lower in power generation and industrial applications, flat in petroleum, and higher in marine and truck applications.


FOURTH-QUARTER 1998 COMPARED WITH FOURTH-QUARTER 1997
     Fourth-quarter sales and revenues of $5.41 billion were a fourth-quarter record and were up 4% from fourth-quarter 1997. A 37% increase in Financial Products revenues and the additional sales provided by Perkins were partially offset by lower sales in other areas. Profit of $301 million was down 33% from the fourth-quarter record set in 1997 and profit per share of $.83 was down 31%. The profit from the higher sales and revenues was more than offset by lower margin rates and continued spending for growth initiatives.

MACHINERY AND ENGINES
                              Sales Table

   (Millions of              North          Latin   Asia/
     dollars)        Total  America  EAME** America Pacific

Fourth-Quarter 1998
Machinery Sales      $3,111  $1,942   $674  $267    $228
Engine Sales *        2,025     858    662   262     243
                     $5,136  $2,800 $1,336  $529    $471

Fourth-Quarter 1997
Machinery Sales      $3,402  $1,926   $674  $381    $421
Engine Sales *        1,575     739    382   195     259
                     $4,977  $2,665 $1,056  $576    $680



 * Does not include internal engine sales of $304 million and $316 million in 1998 and 1997, respectively. Internal engine sales are valued at prices comparable to those for unrelated parties.

** Europe, Africa & Middle East and Commonwealth of
   Independent States

     Machinery sales were $3.11 billion, a decrease of $291 million or 9% from fourth-quarter 1997. The lower sales resulted primarily from a decrease in physical volume due to lower dealer sales to end users. Price realization was lower as price increases taken over the past year were more than offset by higher sales discounts.
     Sales were flat in North America as an increase in dealer inventories offset a slight reduction in sales to users. In EAME both company sales and end-user demand were flat. In Latin America and Asia/Pacific sales were lower due primarily to a drop in end-user demand, reflecting economic weakness in those areas.

     Engine sales were $2.03 billion, an increase of $450 million or 29%. Excluding Perkins, sales were up $210 million or 13%. The increase was due to higher physical sales volume resulting from improved end user and OEM demand. Price realization was about the same.
     Sales excluding Perkins were up in all regions except Asia/Pacific. Sales in North America were higher due to heightened demand for both turbines and reciprocating engines. Sales in EAME and Latin America were up due primarily to higher turbine sales.

                        Operating Profit Table

(Millions of dollars)  Fourth-Quarter Fourth-Quarter
                            1998          1997

Machinery Operating Profit  $235          $418
Engine Operating Profit      165           206
                            $400          $624


Caterpillar operations are highly integrated;
therefore, the company uses a number of
allocations to determine lines of business operating profit.


     Machinery operating profit decreased $183 million, or 44% from 1997. Margin (sales less cost of goods sold) was lower due to the lower sales volume, higher fixed manufacturing costs and an unfavorable change in product sales mix. Selling, general, and administrative and research and development expenses were higher in support of major growth initiatives.

     Engine operating profit decreased $41 million, or 20% from 1997. Margin (sales less cost of goods sold) was about the same as the benefit from higher sales volumes was offset by higher fixed manufacturing costs (primarily due to Perkins) and an unfavorable change in product sales mix. Selling, general, and administrative expenses were higher primarily due to Perkins. Research and development expenses were slightly lower.

     Interest expense was $10 million higher than a year ago due to higher average debt levels supporting the Perkins acquisition and increased working capital needs.

     Other income/expense was expense of $6 million compared with income of $32 million last year. The decrease is mostly due to the discounts taken on the sales of trade receivables to Cat Financial and the agreement reached with the EPA to reduce emissions.

FINANCIAL PRODUCTS
     Revenues were a record $305 million, up $83 million or 37% compared with 1997. The increase was primarily due to Cat Financial's portfolio growth, resulting from strong new retail business and the purchase of trade receivables from Caterpillar Inc.

     Selling, general, and administrative expenses were up $22 million, principally the result of record new business levels which increased provision for credit losses and depreciation on leased equipment.
Other increases due to growth were partially offset by favorable reserve adjustments at Cat Insurance.

        Interest expense was $32 million higher due to increased borrowings to support the larger portfolio.

INCOME TAXES
     Fourth-quarter 1998 tax expense reflects an effective tax rate of 24% and includes a favorable adjustment to recognize deferred tax assets at certain European subsidiaries. The fourth-quarter 1997 effective tax rate was 33%.

UNCONSOLIDATED AFFILIATED COMPANIES
     The company's share of unconsolidated affiliated companies' results was a loss of $7 million in 1998, compared with profit of $12 million in 1997. The major factor for the decrease was less favorable results at Shin Caterpillar Mitsubishi Ltd., including a fourth-quarter 1998 adjustment to write off certain deferred tax assets.



CONDENSED CASH FLOW
     Net free cash flow (profit after tax adjusted for depreciation, changes in working capital, capital expenditures, and dividends) for Machinery and Engines was $1.73 billion for 1998, an increase of $861 million from 1997. This increase was primarily due to the sale of $1.2 billion in receivables to Cat Financial that was partially offset by unfavorable changes in accounts payable and inventories. The sale of receivables to Cat Financial (and a portion of Cat Financial's increased debt) was related to the financing of the Perkins acquisition.

For the Year Ended                        Machinery &       Financial
(Millions of dollars)    Consolidated      Engines *         Products

                          Dec.    Dec.     Dec.    Dec.     Dec.    Dec.
                          31,     31,      31,     31,      31,     31,
                         1998    1997     1998    1997     1998    1997
Profit after tax        $1,513  $1,665   $1,513  $1,665     $193    $131
   Depreciation and        865     738      697     599      168     139
     amortization
   Change in working
     capital -
     excluding cash
     and debt           (1,359)   (552)     889    (248)  (2,249)  (304)
   Capital expenditures
     excluding
     equipment leased
     to others            (925)   (824)    (918)   (819)      (7)    (5)
   Expenditures for
     equipment leased to
     others, net of
     disposals            (203)   (144)       8      10     (211)  (154)
   Dividends paid         (400)   (338)    (400)   (338)     (49)   (28)

Net Free Cash Flow       (509)     545    1,789     869  (2,155)   (221)

Other significant cash
flow items:
   Treasury shares
     purchased           (567)    (706)    (567)   (706)      -      -
   Net (increase)
     decrease in long-
     term finance
     receivables        (1,177)   (501)      -       -    (1,177)  (501)
   Net increase
    (decrease) in debt   3,884   1,109      628     298    3,256    811
   Investments and
     acquisitions - (net
     of cash acquired)  (1,428)    (59)  (1,428)    (59)      -      -
   Prefunding of
     employee benefit
     plans                (200)   (200)    (200)   (200)      -      -
   Other                    65    (383)    (160)   (406)      82   (80)

Change in cash and
  short-term investments   $68   $(195)     $62   $(204)      $6    $9


* Represents Caterpillar Inc. and its subsidiaries, except for Financial Products which is accounted for on the equity basis.
Note: Lines titled "Change in working capital - excluding cash and debt" and "Capital expenditures excluding equipment leased to others" exclude $74 million and $368 million, respectively, included in the "Investments and acquisitions - (net of cash acquired)" line for the year ended December 31, 1998; line titled "Change in working capital - excluding cash and debt" excludes $7 million for the year ended December 31, 1997.

EMPLOYMENT
     At the end of 1998, Caterpillar's worldwide employment was 65,824 compared with 59,863 one year ago. Hourly employment increased 2,459 to 36,707; salaried and management employment increased 3,502 to 29,117. The increases was almost entirely the result of acquisitions.



OUTLOOK

Summary
     World economic growth in 1999 is forecast to be similar to 1998 as improvement in Asia offsets slower growth in the Western Hemisphere and continued recession in Japan. Combined with low prices for metals and oil, this outlook is expected to result in slightly lower industry demand for construction and mining machinery.
     While machine demand is forecast to remain close to 1998 levels in the United States, lower demand in Japan, Latin America, Canada and Australia should more than offset higher demand in Europe. Low prices for agricultural commodities are expected to depress worldwide industry demand for agricultural equipment.
     Worldwide industry demand for engines is forecast to be down slightly due to low oil prices and a softening in the OEM markets, including on-highway trucks. While declines are expected in the Western Hemisphere, demand elsewhere should remain near 1998 levels.
     In this environment, company sales and revenues for 1999 are expected to be slightly below 1998's record levels. Profit is expected to be moderately lower primarily because of the sales volume decrease and the continuing competitive pricing environment. As indicated at the end of the third quarter, our growth initiatives unfavorably impacted 1998 profit by about 10%. We expect that the dilutive effect in 1999 will be less than 1998 as some programs near completion. We anticipate the impact of our growth initiatives to be accretive in 2000.

North America
     In the United States, Gross Domestic Product (GDP) growth is forecast to slow from 3.7% in 1998 to about 2.5% in 1999. Housing starts should remain strong, and the new six-year highway spending bill will significantly increase highway construction spending as well as aggregates production. Metal mining and agriculture, however, are expected to remain weak due to low worldwide prices. Overall, industry demand for machines is expected to remain at about last year's level. Industry demand for engines is forecast to decline due to lower on-highway truck and turbine engine demand. In Canada, slower economic growth is expected to result in slightly lower industry demand for both machines and engines. Company sales for the region are forecast to decline as dealers are not expected to increase new machine inventory as they did in 1998 and as industry demand for engines declines.

EAME
     In Western Europe, GDP growth is expected to be about 2.7%, resulting in slightly higher industry demand for construction and mining machines. Demand in the United Kingdom, however, is anticipated to decline due to weak growth resulting from high interest rates and a strong currency. European demand for reciprocating engines is likely to be flat to down, but turbine demand is forecast to improve. In Africa & Middle East weak growth and low commodity prices are likely to keep industry demand for both machines and engines from exceeding 1998 levels. In Russia continued recession and instability are forecast to result in lower industry demand. For the region as a whole, higher European industry demand for construction and mining machinery should lead to higher company sales.

Latin America
     As a result of the January 13th Brazilian currency devaluation, recession is now forecast for the region. Brazil is likely to experience severe recession in the first half of 1999 which will likely adversely impact neighboring countries, particularly Argentina. The whole region is expected to suffer from higher interest rates and reductions in government spending as countries defend their currencies. Mexico is expected to avoid recession although growth will likely slow. For the region as a whole, industry demand for machines and engines is forecast to decline significantly, leading to a drop in company sales.

Asia/Pacific
     In the Asia/Pacific region, the developing countries which experienced severe recession in 1998 should begin to stabilize and China should continue to grow at about 7%. As a result, GDP for developing Asia is expected to increase from .6% in 1998 to 3.3% in 1999. Industry demand for machines is forecast to be flat with an increase in China offsetting continued decline in Southeast Asia and Korea. Industry demand for engines should also be about flat. Japan is expected to remain in recession with GDP forecast to fall 1% and industry demand expected to further decline. In Australia, slower economic growth and low commodity prices will likely result in lower industry demand for both machines and engines. For the region as a whole, company sales are forecast to be up slightly as higher sales in developing Asia offset lower sales in Australia.

SAFE HARBOR STATEMENT UNDER THE SECURITIES LITIGATION
REFORM ACT OF 1995
-----------------------------------------------------

The information included in the "Outlook" section is forward looking and involves uncertainties that could significantly impact expected results. These uncertainties include factors that affect all international businesses, as well as matters specific to the Company and the markets it serves.

Recent Events in Latin America
------------------------------
As a result of large currency devaluations starting January 13, 1999, Brazil is expected to be in severe recession at least through the first half due to high interest rates, reduced government spending and increased uncertainty. Our outlook assumes the Brazilian congress will enact the necessary fiscal austerity measures over the next few months to reduce the budget deficit which in turn will allow interest rates to come down stimulating a better economic performance in the second half. If Brazil fails to enact the necessary measures, the currency could decline much further and interest rates would likely have to increase much more resulting in severe recession in the second half as well. In either case, recession in Brazil will impact growth prospects in other Latin American countries, particularly Argentina. Consequently, Gross Domestic
Product (GDP) growth for Latin America is likely to be flat for 1999, resulting in significantly lower industry demand for machinery and engines.

Events in Asia, Latin America and Russia
------------------------------------------------------------
Unforeseen events in Asia, Latin America, Russia or elsewhere could impact sales. Our current assessment calls for continued recession in Japan, Korea, Thailand, Indonesia, Malaysia, and Hong Kong and recession or weak growth in many other Southeast Asian developing countries. Brazil and Venezuela are forecast to be in outright recession with other countries like Argentina very near recession. Mexico will likely experience slower growth as a result of the Brazilian devaluation but should avoid recession. This assessment presumes Latin American currencies and stock markets stabilize over the next several months and that the impact of these events is limited primarily to the region itself and to lower world commodity prices. If the region's currencies and/or stock markets fail to stabilize, if China or Hong Kong were to devalue, or if Japan were to experience a financial collapse, then the impact on world growth and industry demand would be more severe which could result in lower company sales. Company sales also could be negatively impacted by a greater than anticipated flow of new and used equipment from weak Asian markets to the rest of the world which could exert pressure on both price realization and share of industry sales.

Russia remains in severe recession. Political and economic instability is very high and a further deterioration could impact worldwide stock or currency markets, which in turn could weaken Company sales.

Monetary and Fiscal Policies
----------------------------
For most companies operating in a global economy, monetary and fiscal policies implemented in the U.S. and abroad could have a significant impact on economic growth, and, accordingly, demand for a product. For example, if the Federal Reserve fails to cut interest rates quickly enough in response to a significant decline in world stock markets, the U.S. economy could slow and negatively impact demand for the Company's products. In general, high interest rates, reductions in government spending, higher taxes, significant currency devaluations, and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand. The current outlook is for slower U.S. growth in 1999 and not recession. If, for whatever reason, the U.S. were to enter a recession then demand for Company products would fall in the U.S. and Canada and would also be lower throughout the rest of the world.

Political Factors
-----------------
Political factors in the U.S. and abroad also have a major impact on global companies. The Company is one of the largest U.S. exporters as a percentage of sales. International trade and fiscal policies implemented in the U.S. this year could impact the Company's ability to expand its business abroad. U.S. foreign relations with certain countries and any related restrictions imposed could also have a significant impact on foreign sales. In addition, political instability in regions such as the CIS make potential economic growth difficult to predict for those countries.

Currency Fluctuations
---------------------
Currency fluctuations are also a significant unknown for global companies. If the U.S. dollar strengthens against foreign currencies, the Company's ability to realize price increases on sales could be negatively impacted. Most of the Company's key competitors have their principal manufacturing operations based in Japan or European countries. The majority of our manufacturing assets are in the United States. Consequently, should an overvalued dollar persist, our costs compared with these competitors would be relatively higher. As a major net exporter from the United States, the persistence of an overvalued dollar, over time, could have an unfavorable impact on our global competitive position.

Dealer Practices
----------------
In addition to these factors, there are uncertainties related to the Company's industry and specific operations. A major factor contributing to the Company's success is its dealer distribution network. Dealer practices, such as changes in inventory levels for both new and rental equipment, are not within the Company's control (primarily because these practices depend upon the dealer's assessment of anticipated sales) and may have a significant positive or negative impact on our results. At the end of 1998, dealer new machine inventories were significantly above normal in Latin America and moderately above normal in North America and could result in lower than anticipated company sales in the first half of 1999.

Other Factors
-------------
The rate of infrastructure spending, housing starts, commercial construction and mining also play a significant role in the Company's results. Our products are an integral component of these activities and as these activities increase or decrease in the U.S. or abroad, demand for our products may be significantly impacted.

Another factor which can impact company sales and profit is mix. Our outlook assumes a certain geographic mix of sales as well as a product mix of sales (machines vs. engines, small vs. large, high margin vs. low margin). Results may be impacted positively or negatively by changes in the mix.

The Company operates in a highly competitive environment and our outlook depends on a forecast of the Company's percentage of industry sales. A reduction in that percentage could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively, or an unexpected buildup in competitors' new machine or dealer owned rental fleets.

The outlook also depends on our ability to realize price increases. The environment remains very competitive and a repeat of the price discounting that occurred in 1998 would result in lower than anticipated price realization.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion but are noted to further emphasize the myriad of contingencies that may cause the Company's actual results to differ from those currently anticipated.



Caterpillar's latest financial results and current outlook are also available via :

Telephone:
     (800) 228-7717 (Inside the United States and Canada)
     (201) 332-8602 (Outside the United States and Canada)

Internet:
     http://www.CAT.com

James F. Masterson
Director of Investor Relations
Caterpillar Inc.
January 19, 1999
Website:  http://www.CAT.com/investor
E-mail:  CATir@CAT.com


                    "Financial Pages Follow"


                        CATERPILLAR INC.
          CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                   FOR THE THREE MONTHS ENDED
           (Millions of dollars except per share data)

                                       Machinery &     Financial
                       Consolidated     Engines *      Products
                        Dec.    Dec.    Dec.   Dec.    Dec.  Dec.
                        31,     31,     31,    31,     31,   31,
                       1998    1997     1998   1997   1998  1997
Sales and revenues:
  Sales of Machinery
    & Engines          $5,136  $4,977  $5,136 $4,977  $   - $   -
  Revenues of
    Financial Products    270     216     -      -      305   222
       Total sales
         and revenues   5,406   5,193   5,136  4,977    305   222

Operating costs:
  Cost of goods sold    3,971   3,665   3,971  3,665    -     -
  Selling, general,
    and administrative
    expenses              709     626     605    544    110    88
  Research and development
    expenses              160     144     160    144    -     -
  Interest expense of
    Financial Products    132     101     -      -      136   104
       Total operating
         costs          4,972   4,536   4,736  4,353    246   192

Operating Profit          434     657     400    624     59    30

  Interest expense
    excluding Financial
    Products               66      56      66     56     -    -
  Other income (expense)   40      55      (6)    32     21    26

Consolidated profit
  before taxes            408     656     328    600     80    56

  Provision for
    income taxes          100     217      72    200     28    17
  Profit of consolidated
    companies             308     439     256    400     52    39

  Equity in profit of
    unconsolidated
    affiliates             (7)     12      (7)    12    -     -
  Equity in profit of
    Financial Products
    subsidiaries            -       -      52     39    -     -

Profit                   $301    $451    $301   $451    $52   $39

Profit per share of
  common stock          $0.84   $1.22
Profit per share of
  common stock
  - assuming dilution   $0.83   $1.20

Weighted average
  shares outstanding
    Basic (thousands) 358,073 369,833
    Assuming dilution
     (thousands)      362,586 375,585
* Represents Caterpillar Inc. and its subsidiaries, except for Financial Products which is accounted for on the equity basis.
Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at the Consolidated data.

                         CATERPILLAR INC.
           CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                        FOR THE YEAR ENDED
            (Millions of dollars except per share data)

                                         Machinery &      Financial
                      Consolidated        Engines*        Products
                       Dec.    Dec.      Dec.    Dec.     Dec.  Dec.
                       31,     31,       31,     31,      31,   31,
                      1998    1997      1998    1997     1998  1997
Sales and revenues:
  Sales of Machinery
    & Engines        $19,972 $18,110   $19,972 $18,110   $ -   $ -
-     -
  Revenues of
    Financial
    Products           1,005     815       -       -     1,117   839
       Total sales
         and revenues 20,977  18,925    19,972  18,110   1,117   839

Operating costs:
  Cost of goods sold  15,031  13,374    15,031  13,374     -     -
  Selling, general,
    and administrative
    expenses           2,561   2,232     2,210   1,932     377   324
  Research and
    development
    expenses             643     528       643     528     -     -
  Interest expense
    of Financial
    Products             489     361       -       -       501   373
        Total
          operating
          costs       18,724  16,495    17,884  15,834     878   697

Operating Profit       2,253   2,430     2,088   2,276     239   142

  Interest expense
    excluding Financial
    Products             264     219       264     219      -    -
   Other income
    (expense)            185     202        46     153      65    61

Consolidated profit
  before taxes         2,174   2,413     1,870   2,210     304   203

  Provision for
    income taxes         665     796       554     724     111    72
  Profit of
    consolidated
    companies          1,509   1,617     1,316   1,486     193   131

  Equity in profit
    of unconsolidated
    affiliates             4      48         4      48     -     -
  Equity in profit
    of Financial
    Products
    subsidiaries          -       -         193     131     -     -

Profit                $1,513  $1,665     $1,513  $1,665    $193  $131

Profit per share
  of common stock      $4.17   $4.44

Profit per share
  of common stock
  - assuming dilution  $4.11   $4.37

Weighted average
  shares outstanding
   Basic (thousands) 363,189 375,125
   Assuming dilution
    (thousands)      368,130 380,541

* Represents Caterpillar Inc. and its subsidiaries, except for Financial Products which is accounted for on the equity basis.
Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at the Consolidated data.

                         CATERPILLAR INC.
                   CONDENSED FINANCIAL POSITION
                       (Millions of dollars)
                                             Consolidated
                                          (Caterpillar Inc. and
                                               Subsidiaries)
                                          Dec.            Dec.
                                          31,             31,
                                         1998            1997
Assets
  Current assets:
    Cash and short-term investments        $360            $292
    Receivables -- trade and other        3,660           3,331
    Receivables -- finance                3,516           2,660
    Deferred income taxes and prepaid
      expenses                            1,081             928
    Inventories                           2,842           2,603
  Total current assets                   11,459           9,814

  Property, plant, and equipment -- net   4,866           4,058
  Long-term receivables -- trade and
    other                                    85             134
  Long-term receivables -- finance        5,058           3,881
  Investments in unconsolidated
    affiliated companies                    773             751
  Deferred income taxes                     955           1,040
  Intangible assets                       1,241             228
  Other assets                              691             850
Total Assets                            $25,128         $20,756

Liabilities
  Current liabilities:
    Short-term borrowings:
       -- Machinery & Engines               $49             $53
       -- Financial Products                760             431
    Accounts payable and accrued
      expenses                            3,558           3,358
    Accrued wages, salaries, and
      employee benefits                   1,217           1,128
    Dividends payable                       107              92
    Deferred and current income taxes
      payable                                15             175
    Long-term debt due within one year:
       -- Machinery & Engines                60              54
       -- Financial Products              2,179           1,088
  Total current liabilities               7,945           6,379

  Long-term debt due after one year:
       -- Machinery & Engines             2,993           2,367
       -- Financial Products              6,411           4,575
  Liability for postemployment benefits   2,590           2,698
 Deferred income taxes and other
    liabilities                              58              58
Total Liabilities                        19,997          16,077
Stockholders' Equity
  Common stock                            1,063           1,071
  Profit employed in the business         6,123           5,026
  Accumulated other comprehensive
    income                                    1              95
  Treasury stock                         (2,056)         (1,513)
Total Stockholders' Equity                5,131           4,679
Total Liabilities and Stockholders'
  Equity                                $25,128         $20,756


                                      ###




SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          CATERPILLAR INC.



                                       By:  /s/ R. Rennie Atterbury III
                                               R. Rennie Atterbury III
                                                   Vice President


Date:  January 20, 1999